                                 AMENDMENT NO. 1

         This Amendment No. 1, dated November__, 2005 (this "Amendment"), amends the Agreement and Plan of Merger, (the "Agreement"), dated as of August 22,
2005, by and among REFAC, a Delaware corporation ("Parent"), OptiCare Merger
Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent
("Merger Sub"), OptiCare Health Systems, Inc., a Delaware corporation (the
"Company"), solely with respect to Sections 6.06 and 6.07, Dr. Dean Yimoyines, whose principal address is 9 Bristol Road, Middlebury, Connecticut 06762, solely with respect to Section 6.06, Linda Yimoyines, whose address is 9 Bristol Road,
Middlebury, Connecticut 06762, and, solely with respect to Sections 6.01(a),
(d), (e) and (g), 6.02(c), 6.04, 6.06 and 7.03(a)(ii), Palisade Concentrated
Equity Partnership, L.P., a Delaware limited partnership. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement

                  WHEREAS, Parent, Merger Sub and the Company entered into the
Agreement;

                  WHEREAS, pursuant to Section 8.03 of the Agreement, the
Agreement may be amended by an instrument in writing signed on behalf of Parent,
Merger Sub and the Company;

                  WHEREAS, the parties desire to amend the Agreement on the
terms hereinafter set forth.

                  NOW, THEREFORE, Parent, Merger Sub and the Company, intending to be legally bound, hereby agree to the following amendments to the Agreement:

         1. Amendment to Section 8.01(b)(i). Section 8.01(b)(i) is hereby amended and restated in its entirety as follows:

                  "the Merger is not consummated on or before April 30, 2006;
         provided that the right to terminate this Agreement under this Section
         8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or"

         2. Limited Effect. Except as expressly specified herein, the terms and provisions of the Agreement shall continue and remain in full force and effect and shall remain the valid and binding obligation of the parties thereto in accordance with its terms.

         3. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                                   Page 1 of 3

         4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                            [SIGNATURE PAGE FOLLOWS]

                                   Page 2 of 3

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Amendment, all as of the date first written above.

                              REFAC

                              By:  /s/ Robert L. Tuchman
                                  ---------------------------------------------
                                  Name:  Robert L. Tuchman
                                  Title: Chief Executive Officer

                              OPTICARE MERGER SUB, INC.

                              By:  /s/ Robert L. Tuchman
                                  ---------------------------------------------
                                   Name: Robert L. Tuchman
                                   Title: President

                              OPTICARE HEALTH SYSTEMS, INC.

                              By:  /s/ Christopher J. Walls
                                  ---------------------------------------------
                                   Name: Christopher J. Walls
                                   Title: President and Chief Executive Officer

                                   Page 3 of 3